EXHIBIT 10.1
Brady Corporation
6555 West Good Hope Road
P.O. Box 571
Milwaukee, WI USA
53201-0571

Olivier Bojarski

Olivier:

On behalf of Brady Corporation ("Brady" or the “Company”), I would like to formally offer you the position of President, Identification Solutions. We have enjoyed speaking with you and believe you will be a great asset to our future success.

The Brady team extends their congratulations and looks forward to welcoming you to the Company effective August 25, 2022 (the “Effective Date”). In your new role as President, Identification Solutions, you will report to Russell Shaller, President and Chief Executive Officer.

We believe in offering our employees competitive pay and generous benefits. Your total compensation package is outlined below.

Annual Base Salary. Your annual base salary will be $440,000 payable in accordance with the Company’s standard payroll practices and subject to applicable withholding taxes. Your annual base salary will be reviewed annually.

Annual Bonus Plan. You are eligible to participate in Brady’s annual incentive program. Bonus awards are based on attainment of specified Company operating and financial goals as well as achievement of defined individual objectives. Your targeted annual incentive opportunity is 75% of annual paid salary with upside potential to 300% of this target depending on your individual performance and corporate results.

Sign-On Bonus. We are pleased to offer you a one-time sign-on bonus. Within 30 days of your start date, you will be paid a one-time sum in the gross amount of $200,000 which is subject to applicable withholding taxes. This bonus is eligible for deferral to the Company’s retirement plans. Please note that should you voluntarily terminate your employment within a period of two years from the Effective Date, you will be required to repay the sign-on bonus to the Company in its entirety.

Relocation. This position shall be located in Milwaukee, Wisconsin, and the Company will provide you with a maximum relocation allowance of $200,000 which allows you the flexibility to manage your relocation expenses. In accordance with Brady’s reimbursement policy, all relocation expenses will be reimbursed upon submission of documentation. Please note that should you voluntarily terminate your employment within a period of two years from the Effective Date, you will be required to repay the Company all relocation expenses that were reimbursed in their entirety.

Vacation / Holidays. Vacation eligibility is based on Brady’s policy in effect for the location where you will be based. You are eligible for 20 days of vacation annually until your years of service with the Company qualifies you for additional days of vacation in accordance with policy. In addition, you will enjoy Company paid scheduled holidays (currently 9 days per year) and 3 floating holidays. Your eligibility in calendar year 2022 will be prorated based on full months of employment in the current calendar year.

Employee Benefits. As an employee of Brady, you will be eligible for an excellent package of employee benefits, which includes medical, dental, vision, life insurance, and other programs. Please refer to the attached Summary of Benefits for full details.

Executive Benefits. As an executive of Brady, you will also be eligible for additional employee benefits. Please refer to the attached summary for full details.

Annual Stock Incentives. You are eligible to participate in the Company’s annual equity incentive program. For fiscal 2024, you will receive a stock incentive award with a grant date value of $682,000 (the “Initial Annual Grant”). The Initial Annual Grant will be made thirty percent (30%) in the form of non-qualified stock options, thirty percent (30%) in the form of restricted stock units (“RSUs”) and forty percent (40%) in the form of performance restricted stock units (“PSUs”), and will be set forth by separate equity award agreements.

The actual grant date value and form of any equity awards made thereafter during your employment shall be determined at the discretion of the Board of Directors or the Management Development and Compensation Committee after taking into account the Company’s and your performance and other relevant factors.

Special Equity Grant. You will be entitled to receive a one-time equity grant of restricted stock units with a grant value of $600,000 to be granted on August 25, 2022. The award will vest in equal installments on the first, second and third anniversary of the grant. The terms and conditions of the award will be set forth by a separate equity award agreement.

Stock Ownership. You will be required to acquire and hold, directly or indirectly shares equal to three (3) times your base salary within five (5) years of your starting date. For this purpose, share ownership shall be determined in accordance with the Company’s share ownership policy. No selling of Company stock is allowed (other than as withholding or sale for taxes at your highest applicable tax rate) until the ownership requirement has been satisfied.

Clawbacks. All bonuses and equity grants are subject to the Company’s clawback policies as in effect from time to time, including any established under the Dodd-Frank Wall Street Reform.

Car Allowance. You will receive a car allowance in the amount of $18,000 per year or $692.31 per bi-weekly pay period.

Employment At-Will. Please understand that this offer letter is not a contract of employment for any specific or minimum term. This means that your employment is at-will and may be terminated at any time by you or the Company, with or without cause and with or without advance notice.

Change in Control Agreement. You will be provided with a separate Change in Control agreement that in the event of a qualifying termination within 24 months following a change in control, you will receive two times your annual base salary and two times your target bonus.

This offer is contingent upon the satisfactory completion of U.S. employment eligibility verification as well as (i) a background check; (ii) a drug screen; and/or (iii) physical ability test and your execution of a non-compete and/or non-disclosure agreement. If you choose to accept our offer to join Brady Corporation, please sign the offer and return.

We are proud of our innovative spirit, strong values and inclusive culture and look forward to welcoming you to our team. If you have any questions, please feel free to contact me.

Sincerely,

/s/ RUSSELL SHALLER
President and Chief Executive Officer
Brady Corporation

ACKNOWLEDGEMENT

I acknowledge that I have carefully read this agreement and that I understand and accept the terms and conditions of this offer of employment with Brady Corporation.

/s/ OLIVIER BOJARSKI	August 3, 2022
Olivier Bojarski	Date